Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Newmark Group, Inc. pertaining to the 401(k) Plan of Newmark Group, Inc. of our reports (a) dated March 1, 2021, with respect to the consolidated financial statements and schedule of Newmark Group, Inc. and the effectiveness of internal control over financial reporting of Newmark Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020 and (b) dated June 29, 2021, with respect to the financial statements and schedules of the Newmark 401(k) Plan included in the Plan's Annual Report (Form 11-K) for the period from November 1, 2020 (date of inception) to December 31, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
July 19, 2021